UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 4, 2014

Nuverra Environmental Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14624 N. Scottsdale Road, Suite #300, Scottsdale, Arizona	85254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 903-7802

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 10, 2014, Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”), entered into an amendment (the “Amendment”) to that certain Stockholder’s Agreement, dated as of November 30, 2012 (as amended or supplemented from time to time, the “Stockholder’s Agreement”), among the Company, Mark D. Johnsrud and JPJ LP (“LP”). Mr. Johnsrud is the Chief Executive Officer and Vice Chairman of the Company. Pursuant to the Amendment, the “Standstill Period” thereunder was immediately terminated, so that Mr. Johnsrud will no longer be restricted under the Stockholder’s Agreement from acquiring additional securities of the Company, including open-market purchases of Company common stock. In addition, the Stockholder’s Agreement was also amended to provide that certain stockholder voting covenants applicable to Mr. Johnsrud would terminate on November 30, 2014. The remainder of the Stockholder’s Agreement remains in effect without change.

The above description of the Amendment is not complete and is qualified in its entirety by the full text thereof, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On March 10, 2014, the Company issued a press release announcing its financial results for the quarter and year ended December 31, 2013. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On March 4, 2014, the Company entered into a Stipulation of Settlement (the “Settlement Agreement”) to settle a securities class action pending in the United States District Court for the District of Delaware (the “District Court”) as Case No. 1:10-cv-00378-LPS-MPT. The lawsuit relates to matters alleged to have occurred in connection with the acquisition by Heckmann Corporation of China Water and Drinks, Inc. in 2008. The Company anticipates final court approval of the Stipulation of Settlement in the second half of 2014 (“Closure”), at which time all claims asserted against the Company and the individual defendants will be resolved.

Under the terms of the Settlement Agreement, which must be approved by the District Court, the Company has agreed to make at Closure a cash payment of $13.5 million (“Cash Portion”), as well as a grant of 847,990 shares of Company common stock (“Equity Portion”), to the plaintiffs in the lawsuit.

•	Cash Portion. The Company currently has approximately $7 million of available coverage under the applicable insurance policy. The net cash cost to the Company would be $13.5 million less the amount of available coverage under the insurance policy at the time of Closure. The Company currently estimates the amount of available insurance at Closure will be approximately $4 million, which would equate to a cash payment by the Company at Closure of approximately $9.5 million. The amount of available insurance at Closure could increase based on the outcome of disputed legal fees which have been accrued but unpaid by the insurance policy, which would reduce the required cash payment by the Company. Under the terms of the Settlement Agreement, the $13.5 million cash portion will be deposited into escrow at the time the District Court grants preliminary approval of the settlement, which is expected to occur in the first or second quarter of 2014. The escrow would then be released at Closure upon final District Court approval.

•	Equity Portion. The Company has agreed to provide a floor value of $13.5 million on the value at Closure of the Equity Portion of the Settlement Agreement. Therefore, to the extent that the 847,990 shares of Company common stock do not equate to $13.5 million in value at the time of Closure (an equivalent value of $15.92 per share), the Company would be required to contribute additional shares or cash, at the Company’s sole option, to make the value of the Equity Portion at Closure no less than $13.5 million.

The Company established a $16.0 million accrual in the third quarter of 2013 related to the China Water matter, and as a result of this pending settlement, recorded an additional $7.0 million charge in the fourth quarter. If the value of the 847,990 shares at Closure exceeds $13.5 million, the Company would incur a non-cash charge at Closure for the excess of the market value of those shares at Closure above $13.5 million.

The Company and the individual defendants continue to deny all assertions of wrongdoing or liability and continue to believe the claims asserted in the litigation are without merit. The Company has concluded it is in the best interest of all stakeholders to settle this matter and move forward with its business and growth strategy.

The above description of the Settlement Agreement is not complete and is qualified in its entirety by the full text thereof, a copy of which is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2014, the board of directors of the Company (the “Board”) appointed Mark D. Johnsrud as Chairman of the Board effective as of the upcoming annual meeting of stockholders to be held on May 6, 2014 (the “Annual Meeting”). The Company also announced that Richard J. Heckmann will be retiring from the Board effective as of the Annual Meeting. Additionally, Lou L. Holtz’s current term as director expires on the date of the Annual Meeting, and he has elected to not stand for re-election. Both directors have reached the age guideline of 70 in accordance with the Company’s Corporate Governance Guidelines and have elected to retire effective as of the Annual Meeting.

The Board appointed W. Christopher Chisholm the principal accounting officer of the Company effective as of March 10, 2014. Mr. Chisholm, age 55, has served in various executive leadership positions in the Company’s finance and accounting group since joining the Company in November 2011 and currently serves as the Company’s Executive Vice President and Chief Accounting Officer. Prior to joining the Company, Mr. Chisholm was Executive Vice President and Chief Financial Officer of Envirogen Technologies, Inc. where together with a predecessor entity, Basin Water, Inc., he was employed since 2008. On July 16, 2009, Basin Water, Inc. filed bankruptcy under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. From 2004 to 2008, Mr. Chisholm was Executive Vice President, Finance & Administration and Chief Financial Officer of Veolia Water North America, LLC. From 1997 to 2004, Mr. Chisholm held various positions with USFilter, including Group Controller, Vice President and Chief Financial Officer of the Water and Waste Water Group and Executive Vice President of Finance. Prior to his tenure at USFilter and predecessor companies,

Mr. Chisholm was an Audit Senior Manager at KPMG LLP, an international accounting firm. Mr. Chisholm received a Bachelor of Business Administration degree with emphasis in accounting from Northeast Louisiana University, now known as the University of Louisiana at Monroe, and is a Certified Public Accountant.

The Company has not entered into, adopted or commenced any new, or amended any existing compensation plans or arrangements or employment agreements with Mr. Chisholm in connection with this appointment. There are no arrangements or understandings between Mr. Chisholm and other persons to which he was appointed as the principal accounting officer of the Company. There are no family relationships between Mr. Chisholm and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Mr. Chisholm pursuant to Item 404(a) of Regulation S-K.

Jay C. Parkinson continues to serve as the Company’s Executive Vice President and Chief Financial Officer and is the Company’s principal financial officer.

Item 7.01.	Regulation FD Disclosure.

On March 10, 2014, the Company issued a press release announcing entry into an agreement to sell Thermo Fluids Inc. A copy of the press release is furnished as Exhibit 99.3 hereto and is incorporated herein by reference.

The information contained herein and in the accompanying exhibits shall not be deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	First Amendment, dated as of March 10, 2014, to the Stockholder’s Agreement, dated as of November 30, 2012, by and among the Company, Mr. Johnsrud, and JPJ LP

99.1	Press Release dated March 10, 2014 announcing financial results for the quarter and year ended December 31, 2013

99.2	Stipulation of Settlement to settle a securities class action pending in the United States District Court for the District of Delaware as Case No. 1:10-cv-00378-LPS-MPT

99.3	Press Release dated March 10, 2014 announcing sale of Thermo Fluids Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Date: March 10, 2014	By:	/s/ Jay Parkinson

		Name:	Jay Parkinson
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	First Amendment, dated as of March 10, 2014, to the Stockholder’s Agreement, dated as of November 30, 2012, by and among the Company, Mr. Johnsrud, and JPJ LP

99.1	Press Release dated March 10, 2014 announcing financial results for the quarter and year ended December 31, 2013

99.2	Stipulation of Settlement to settle a securities class action pending in the United States District Court for the District of Delaware as Case No. 1:10-cv-00378-LPS-MPT

99.3	Press Release dated March 10, 2014 announcing sale of Thermo Fluids Inc.